CALVERT WORLD VALUES FUND, INC.

ADMINISTRATIVE SERVICES AGREEMENT

REVISED AND RESTATED SCHEDULE A

            Listed below are Funds that are entitled to receive administrative services from Calvert Administrative Services Company* ("CASC") under the Administrative Services Agreement dated March 1, 1999, and which will pay annual fees to CASC pursuant to the Agreement.

Calvert International Equity Fund

Class A	0.35%
Class B	0.35%
Class C	0.35%
Class I	0.15%
Class Y	0.35%

Calvert Capital Accumulation Fund

Class A	0.25%
Class B	0.25%
Class C	0.25%
Class I	0.10%
Class Y	0.25%

Calvert International Opportunities Fund

Class A	0.35%
Class B	0.35%
Class C	0.35%
Class I	0.15%
Class Y	0.35%

            For its services under this Administrative Services Agreement, CASC is entitled to receive the fee indicated above based on average net assets. The liability to pay for services under the Agreement arises at the time a Series or Class commences operations, absent waivers.

                                                      CALVERT WORLD VALUES FUND, INC.

                                                      BY: /s/William M. Tartikoff

                                                                 William M. Tartikoff

                                                                  Vice President and Secretary

                                                      Calvert Administrative services Company

                                                      BY: /s/Ronald M. Wolfsheimer

                                                                 Ronald M. Wolfsheimer

                                                                  Chief Financial and Administrative Officer

                                                                    and Senior Vice President

Effective: January 31, 2011

*Effective 4/30/2011, Calvert Administrative Services Company will be renamed Calvert Investment Administrative Services, Inc.